Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	September 23, 2021

Contact:Nelli Madden
732-577-9997

UMH Properties, Inc. Expands Board of Directors and Appoints New Member

FREEHOLD, N.J., September 23, 2021 – UMH Properties, Inc. (NYSE: UMH) today announced that, on September 22, 2021, the Board of Directors approved an increase in the size of the Board from 11 to 12 directors and appointed Ms. Angela D. Pruitt as a Class II Director for the term of Class II expiring in 2023.

Ms. Pruitt is an innovative, creative global communications expert with over 20 years of experience, including 16 years at the Wall Street Journal/Dow Jones covering diverse topics and industries such as financial markets, mutual funds, emerging markets, commercial real estate, entertainment, hotels and casinos. Ms. Pruitt leverages journalistic skills to create an impactful brand strategy with in-depth expertise in crisis communications and media relations strategies. Ms. Pruitt possesses a Master’s degree in Public Affairs from Columbia University and a B.A. in Sociology and Mass Communications from the University of California at Berkeley. Currently, Ms. Pruitt is a Crisis Communications Specialist at Sitrick and Company.

Samuel A. Landy, President and Chief Executive Officer stated, “We are pleased to welcome Ms. Pruitt to our Board of Directors. She is a highly educated and respected communications leader who will be a valuable addition to our Board at this time of continued growth for the Company.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 127 manufactured home communities containing approximately 24,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan, Maryland, Alabama and South Carolina. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968